EXHIBIT 5.1

DAVIDOFF HUTCHER & CITRON LLP

605 Third Avenue, 34th Floor

New York, New York 10158

June 10, 2022

Troika Media Group, Inc.

1715 N. Gower Street

Los Angeles, CA 90028

Re:	Registration Statement on Form S-1
(File No. 333-264112)

Ladies and Gentlemen:

We have acted as counsel for Troika Media Group, Inc., a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the sale of up to 200,000,000 shares of its common stock, par value $0.001 per share (the “Common Stock”). The Common Stock is being offered and sold pursuant to a prospectus forming a part of a Registration Statement on Form S-1 under the Securities Act, originally filed with the Securities and Exchange Commission on April 4, 2022 by the Company (such registration statement as amended and supplemented), the “Registration Statement” and the prospectus contained therein (the “Prospectus”). The Common Stock and Warrants are being sold by the Company.

In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto will have become effective and the Common Stock will be sold in the manner described in the Registration Statement and the Prospectus relating thereto.

In connection with the opinion expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents. We have also reviewed such questions of law as we have deemed necessary or appropriate.

As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

June 10, 2022

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the shares of Common Stock have been duly authorized and are validly issued, fully paid and non-assessable.

The foregoing opinions are limited in all respects to the facts as they currently exist and the General Corporation Law of the State of Nevada (including the applicable provisions of the Nevada Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretation thereof or such facts.

We hereby consent to the statements with respect to us under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Sincerely,

/s/ Davidoff Hutcher & Citron LLP
Davidoff Hutcher & Citron LLP

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